Exhibit 4.2

CERTIFICATE OF DETERMINATION

OF

8% CUMULATIVE PERPETUAL

PREFERRED STOCK, SERIES B

OF

COMMUNITY VALLEY BANCORP

Pursuant to Section 401 of the Corporations Code of the State of California:

We, Gayle J. Lee, Vice President, and John F. Coger, Chief Financial Officer of Community Valley Bancorp, organized under the laws of the State of California (hereinafter called the “Corporation”), do hereby certify as follows:

1.                                       On December 8, 2009, the Board of Directors of the Corporation adopted a resolution designating 105,647 shares of Preferred Stock as “8% Cumulative Perpetual Preferred Stock, Series B.”

2.                                       No shares of 8% Cumulative Perpetual Preferred Stock, Series B have been issued.

3.                                       Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution was duly adopted by the Board of Directors on December 8, 2009 creating the series of Preferred Stock designated as “8% Cumulative Perpetual Preferred Stock, Series B”:

WHEREAS, the Articles of Incorporation of the Corporation provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the voting power, preferences, limitations, restrictions and relative rights granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the voting power, preferences, limitations, restrictions and relative rights relating to, the 8% Cumulative Perpetual Preferred Stock, Series B and the number of shares constituting and the designation of said series;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the voting power, preferences, limitations, restrictions and relative rights relating to the 8% Cumulative Perpetual Preferred Stock, Series B as follows:

(a)            Name.  The initial series of shares of Preferred Stock shall be designated the “8% Cumulative Perpetual Preferred Stock, Series B,” shall consist of 105,647 shares and shall be offered at $20.00 per share.

(b)           Voting Rights.

(1)            General.  The holders of 8% Cumulative Perpetual Preferred Stock, Series B shall be entitled to vote, in person or by proxy, at a special or annual meeting of shareholders on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with shareholders of Common Stock (and with other shares entitled to vote thereon), including, without limitation, the election of all of the directors of the Corporation.

(2)            8% Cumulative Perpetual Preferred Stock, Series B Actions.  At any meeting of the holders of shares of 8% Cumulative Perpetual Preferred Stock, Series B held for the purpose of voting upon any resolutions requiring the approval of the holders of shares of 8% Cumulative Perpetual Preferred Stock, Series B, voting as a separate class or series, the presence in person or by proxy of the holders of a majority of the shares of 8% Cumulative Perpetual Preferred Stock, Series B then outstanding shall constitute a quorum of the 8% Cumulative Perpetual Preferred Stock, Series B; the holders of shares of 8% Cumulative Perpetual Preferred Stock, Series B shall be entitled to cast one vote per share of 8% Cumulative Perpetual Preferred Stock, Series B; and such resolution shall be deemed approved upon the affirmative vote of the holders of a majority of the outstanding shares of 8% Cumulative Perpetual Preferred Stock, Series B present in person or represented by proxy at such meeting.

(3)            Action Without a Meeting.  Any action required by the California Corporations Code to be taken at any annual or special meeting of holders of 8% Cumulative Perpetual Preferred Stock, Series B, voting as a separate class or series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of 8% Cumulative Perpetual Preferred Stock, Series B having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the holders of 8% Cumulative Perpetual Preferred Stock, Series B at which all shares entitled to vote thereon are present and voted and shall be delivered (by hand, facsimile, U.S. Postal Service or overnight delivery service) to the Corporation by delivery to its registered office in the State of California, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of the holders of 8% Cumulative Perpetual Preferred Stock, Series B are recorded.

Every written consent shall bear the date of signature of each holder of 8% Cumulative Perpetual Preferred Stock, Series B who signs the consent.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent, required by applicable law, be given to those holders of 8% Cumulative Perpetual Preferred Stock, Series B who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

(4)            Major Actions.  Notwithstanding anything to the contrary set forth in the Articles of Incorporation, as amended or the Bylaws, as amended of the Corporation, the affirmative vote of the holders of a majority of the outstanding shares of 8% Cumulative Perpetual Preferred Stock, Series B acting in accordance with paragraph (b)(2) or (b)(3), voting as a separate class, shall be a prerequisite to:

(i)            any amendment to, restatement of or waiver of the terms of the 8% Cumulative Perpetual Preferred Stock, Series B;

(ii)           the redemption of any stock that is junior in ranking to the 8% Cumulative Perpetual Preferred Stock, Series B;

(iii)          until the payment of all dividends required to be paid as set forth in paragraph (c), any payment upon liquidation, any distribution or payment of dividend (other than a stock dividend paid with stock ranking junior to the 8% Cumulative Perpetual Preferred Stock, Series B) or other distribution to any stock ranking junior to the 8% Cumulative Perpetual Preferred Stock, Series B; and

(iv)          any amendment to this paragraph b(4).

(c)            Dividends.  The holders of the 8% Cumulative Perpetual Preferred Stock, Series B shall be entitled to receive dividends, semi-annually at the rate of 8% per annum of $20.00 ($0.80 per dividend payment) per share, payable on June 15 and December 15 of each year.  Dividends on the 8% Cumulative Perpetual Preferred Stock, Series B shall (i) accrue on each such share from the date of its original issuance and shall accrue day to day, whether or not declared; (ii) be payable before any dividends on the Corporation’s Common Stock or other shares of Preferred Stock are paid or declared and set apart; and (iii) be cumulative, so that if dividends required to be paid under this clause on the outstanding 8% Cumulative Perpetual Preferred Stock, Series B have not been paid or set apart for any year or years after the date of issuance of the 8% Cumulative Perpetual Preferred Stock, Series B, the amounts of the deficiency shall be first fully paid or declared and set apart for payment, but without interest, before any distribution, by dividend or otherwise, payable other than in shares of the Corporation’s Common Stock, is declared, paid on, or set apart for the shares of the Corporation’s Common Stock or other shares of Preferred Stock.  “Distribution” in this paragraph (c) means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation which are junior to the 8% Cumulative Perpetual Preferred Stock, Series B as to dividends or assets) including any such transfer by a subsidiary of the Corporation.  The time of any distribution by way of dividend shall be the date of declaration thereof.

(d)           Conversion Rights.  The shares of 8% Cumulative Perpetual Preferred Stock, Series B shall have the following rights of conversion.

(1)            Optional Conversion.  On or after December 31, 2010, any holder of shares of 8% Cumulative Perpetual Preferred Stock, Series B shall have the right, at its option, provided that notice of conversion is given by the holder of shares of 8% Cumulative Perpetual Preferred Stock, Series B at least three business days prior to a conversion date (“Conversion Date”) to convert, subject to the terms and provisions of this paragraph (d), any or all of such holder’s shares of 8% Cumulative Perpetual Preferred Stock, Series B into such number of fully paid and nonassessable shares of the Corporation’s Common Stock as is equal to the product of (i) the number of shares of 8% Cumulative Perpetual Preferred Stock, Series B being so converted multiplied by (ii) the quotient (“Conversion Rate”) of (x) the sum of $20.00 plus any unpaid dividends on the 8% Cumulative Perpetual Preferred Stock, Series B after issuance divided by (y) $2.50 (subject to adjustment as provided in paragraph (d)(3) below.).  The “Conversion Date” shall mean the first business day on or after June 15, or December 15 in any calendar year, at which time the Preferred Shares are effectively converted into shares of the Corporation’s Common Stock.  Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of 8% Cumulative Perpetual Preferred Stock, Series B to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of 8% Cumulative Perpetual Preferred Stock, Series B), accompanied by written notice that the holder elects to convert such shares of 8% Cumulative Perpetual Preferred Stock, Series B and specifying the name or names (with address) in which a certificate or certificates for shares of the Corporation’s Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to paragraph (d)(8) below.  All certificates representing shares of 8% Cumulative Perpetual Preferred Stock, Series B surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it.  As promptly as practicable after the applicable Conversion Date, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable whole shares of the Corporation’s Common Stock into which such shares are entitled to be converted and cash in lieu of any fractional share.  At the time of the surrender of such certificate(s), the person or entity in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock of the Corporation shall not then be actually delivered to such person or entity.

(2)            Termination of Rights.  On the date of such optional conversion pursuant to paragraph (d)(1) above all rights with respect to the shares of 8% Cumulative Perpetual Preferred Stock, Series B so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of the Corporation’s Common Stock into which such shares of 8% Cumulative Perpetual Preferred Stock, Series B have been converted and (ii) exercise the rights to which they are entitled as holders of the Corporation’s Common Stock.

(3)            (A)          Dividend, Subdivision, Combination or Reclassification of Common Stock.  In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of 8% Cumulative Perpetual Preferred Stock, Series B (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in capital stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its capital stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this paragraph (d)(3)), then, and in each such case, the Conversion Rate in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of 8% Cumulative Perpetual Preferred Stock, Series B thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of 8% Cumulative Perpetual Preferred Stock, Series B been converted immediately prior to the occurrence of such event.  An adjustment made pursuant to this paragraph (d)(3)(A) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(B)            Certain Distributions.  In case the Corporation shall at any time or from time to time, prior to conversion of shares of 8% Cumulative Perpetual Preferred Stock, Series B, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving entity and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of 8% Cumulative Perpetual Preferred Stock, Series B participate; dividends payable in shares of Common Stock for which adjustment is made under another subparagraph of this paragraph (d); or the issuance by another entity of capital stock in consideration of an acquisition that also provides adequate consideration to the holders of 8% Cumulative Perpetual Preferred Stock, Series B approved by the Board of Directors) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Rate then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Rate in effect immediately prior to the date of such distribution by a fraction (x) the denominator of which shall be the then current market price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the numerator of which shall be the then current market price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be applicable with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of 8% Cumulative Perpetual Preferred

Stock, Series B would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of 8% Cumulative Perpetual Preferred Stock, Series B into Common Stock).  Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such distribution.

(C)            No Adjustment.  Notwithstanding anything herein to the contrary, no adjustment under this paragraph (d)(3) need be made to the Conversion Rate if the Corporation receives written notice from holders of a majority of the outstanding shares of 8% Cumulative Perpetual Preferred Stock, Series B that no such adjustment is required.

(4)            Abandonment.  If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Rate shall be required by reason of the taking of such record.

(5)            Certificate as to Adjustments.  Upon any adjustment in the Conversion Rate, the Corporation shall maintain a detailed record of any and all such adjustments setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Rate then in effect following such adjustment.

(6)            Reorganization, Reclassification.  In case of any merger or consolidation of the Corporation or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Transaction”), the holder of each share of 8% Cumulative Perpetual Preferred Stock, Series B shall have the right to receive in such Transaction, in exchange for each share of 8% Cumulative Perpetual Preferred Stock, Series B, a security identical to (and not less favorable than) the 8% Cumulative Perpetual Preferred Stock, Series B, and provision shall be made therefor in the agreement, if any, relating to such Transaction.

(7)            Reservation of Common Stock.  The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of 8% Cumulative Perpetual Preferred Stock, Series B, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of 8% Cumulative Perpetual Preferred Stock, Series B, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of 8% Cumulative Perpetual Preferred Stock, Series B; provided, that the holders of shares of 8% Cumulative Perpetual Preferred Stock, Series B shall vote such shares in favor of any such action that requires a vote of shareholders.

(8)            No Conversion Tax or Charge.  The issuance or delivery of certificates for Common Stock upon the conversion of shares of 8% Cumulative Perpetual Preferred Stock, Series B shall be made without charge to the converting holder of shares of 8% Cumulative Perpetual Preferred Stock, Series B for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of 8% Cumulative Perpetual Preferred Stock, Series B converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of 8% Cumulative Perpetual Preferred Stock, Series B converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the person(s) or entity(ies) requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(e)            Liquidation Rights.  In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of 8% Cumulative Perpetual Preferred Stock, Series B shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to $20.00 per share of 8% Cumulative Perpetual Preferred Stock, Series B and a further amount equal to any dividends accrued and unpaid thereon, as provided in paragraph (c) above, to the date that payment is made available to the holders of shares of 8% Cumulative Perpetual Preferred Stock, Series B, whether declared or not, and no more, before any payment shall be made or any assets distributed to the holders of shares of the Corporation’s Common Stock or other shares of Preferred Stock.

If, upon such liquidation, dissolution or winding up, the assets thus distributed among the holders of shares of 8% Cumulative Perpetual Preferred Stock, Series B shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of shares of 8% Cumulative Perpetual Preferred Stock, Series B.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to all of the preferential rights of the holders of shares of 8% Cumulative Perpetual Preferred Stock, Series B and the preferential rights of holders any of the other shares of the Corporation’s Preferred Stock on distribution or otherwise, the holders of shares of the Corporation’s Common Stock shall be entitled to receive, ratably, all remaining assets of the Corporation.

A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph (e).

(f)            Right of Redemption.

(1)            The shares of the 8% Cumulative Perpetual Preferred Stock, Series B are not redeemable at the option of the holder.

(2)            The shares of the 8% Cumulative Perpetual Preferred Stock, Series B are redeemable at the option of the Corporation, subject to prior approval of the Board of Governors of the Federal Reserve System, at a price of $22.00 per share plus all outstanding and unpaid dividends with at least ten (10) days’ prior notice of redemption.

(g)           No Preemptive Rights.  The shares of 8% Cumulative Perpetual Preferred Stock, Series B shall not have any preemptive rights.

RESOLVED FURTHER, that the Chairman of the Board, the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of the Corporation are each authorized to execute, verify and file a Certificate of Determination in accordance with California law.

4.                                       The authorized number of shares of Preferred Stock of the Corporation is 10,000,000, and the number of shares of Preferred Stock constituting the 8% Cumulative Perpetual Preferred Stock, Series B, none of which has been issued, is 105,647.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: December 22, 2009

/s/: Gayle J Lee
	Name:	Gayle J. Lee
	Title:	Senior Vice President

/s/: John F Coger
	Name:	John F. Coger
	Title:	EVP/Chief Financial Officer

TRANSFER OF THIS CERTIFICATE

IS RESTRICTED.

SEE LEGEND ON REVERSE SIDE

8% Cumulative Perpetual
Preferred Stock, Series B
$20.00 Liquidation Value

Certificate		Shares
Number	COMMUNITY VALLEY BANCORP
001		105,647

THIS CERTIFIES THAT	Pacific Coast Bankers’ Bank

IS THE OWNER OF	** ONE HUNDRED FIVE THOUSAND SIX HUNDRED FORTY SEVEN SHARES **

FULLY PAID AND NON-ASSESSABLE SHARES OF THE 8% CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B OF

Community Valley Bancorp transferable in person or by duly authorized attorney upon surrender of this certificate properly endorsed.  This certificate and the shares represented hereby are subject to the provisions of the Articles of Incorporation, all amendments thereto and the Bylaws of the Corporation, and to the rights, preferences and voting powers of the Preferred Stock of the Corporation now or hereafter outstanding; the terms of all such provision, rights, preferences and voting powers in the Certificate of Determination for the Corporation’s Preferred Stock Series B being incorporated herein by reference.

IN WITNESS THEREOF, Community Valley Bancorp has caused this certificate to be executed by signatures of its duly authorized officers.

DATED DECEMBER , 2009

President	Secretary

COMMUNITY VALLEY BANCORP

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THIS INSTRUMENT IS ISSUED SUBJECT TO RIGHTS, PRIVILEGES, PREFERENCES AND RESTRICTIONS IN THE CERTIFICATE OF DETERMINATION FILED WITH THE CALIFORNIA SECRETARY OF STATE FOR THE COMPANY’S PREFERRED STOCK SERIES B.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian
	(Cust)	(Minor)
TEN ENT - as tenants by the entireties		under Uniform Gifts to Minors Act
(State)
JT TEN - as joint tenants with right of survivorship	UNIF TRF MIN ACT - Custodian (until age )
(Cust)
under Uniform Transfers to Minors Act
	(Minor)	(State)

Additional abbreviations may also be used though not in the above list.

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

For value received,                                          hereby sell, assign and transfer unto

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE)

		shares
of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint
		Attorney
to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:		20

Signature:

Signature:
	Notice:	The signature to this assignment must correspond with the name
		as written upon the face of the certificate, in every particular,
		without alteration or enlargement, or any change whatever.

Signature(s) Guaranteed: Medallion Guarantee Stamp

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15.